FIRST AMENDMENT TO SECOND LIEN SENIOR TERM LOAN AGREEMENT

THIS FIRST AMENDMENT TO SECOND LIEN SENIOR TERM LOAN AGREEMENT (this “First Amendment”) is entered into as of October 28, 2008, among QUEST CHEROKEE, LLC, a Delaware limited liability company (the “Borrower”), QUEST ENERGY PARTNERS, L.P., a Delaware limited partnership (the “MLP”), QUEST CHEROKEE OILFIELD SERVICE, LLC, a Delaware limited liability company (“QCOS”, QCOS and MLP collectively called the “Guarantors” and individually a “Guarantor”), ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent for the Lenders parties to the hereinafter defined Term Loan Agreement (in such capacities, the “Administrative Agent” and “Collateral Agent,” respectively), KEYBANK NATIONAL ASSOCIATION, as Syndication Agent (in such capacity, the “Syndication Agent”), SOCIÉTÉ GÉNÉRALE, as Documentation Agent (in such capacity, the “Documentation Agent”), and the undersigned Lenders comprising all of the Lenders.

Reference is made to the Second Lien Senior Term Loan Agreement dated as of July 11, 2008 among Borrower, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent and the Lenders parties thereto (the “Term Loan Agreement”). Unless otherwise defined in this First Amendment, capitalized terms used herein shall have the meaning set forth in the Term Loan Agreement; all section, exhibit and schedule references herein are to sections, exhibits and schedules in the Term Loan Agreement; and all paragraph references herein are to paragraphs in this First Amendment.

RECITALS

A.  The former chairman and chief executive officer (“CEO”) of the Borrower has been accused of engaging in a series of unauthorized transactions spanning several years whereby funds of Quest Resource Corporation, the Borrower or an Affiliate of the Borrower were transferred to an entity controlled by the former CEO and periodically repaid in such a fashion that the transactions were not timely discovered and over time resulted in there being a misappropriation of approximately $10,000,000 of funds of the Borrower or its Affiliates by the former CEO for his personal benefit (as so alleged, the “Misappropriation Transaction”). As a result of the Misappropriation Transaction, various representations and warranties of the Borrower may no longer be true and correct and certain covenants may have been breached. The investigation is still pending at the time of this First Amendment and may continue for an indefinite period of time.

B.        To enable the Borrower to satisfy conditions precedent to borrowing under the Term Loan Agreement and to rectify the possible covenant violations as a result or consequence of the Misappropriation Transaction, the Borrower has requested certain waivers and amendments to remove from the conditions and covenants the effects of the Misappropriation Transaction.

C.        Subject to the terms and conditions of this First Amendment, the Administrative Agent, the Syndication Agent, the Documentation Agent and all the Lenders are willing to agree to such requested waivers and amendments.

Accordingly, for adequate and sufficient consideration, the parties hereto agree, as follows:

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Paragraph 1     Amendments. Effective as of the First Amendment Effective Date (hereinafter defined), the Term Loan Agreement is amended as follows:

1.1	Definitions. Section 1.01 of the Term Loan Agreement is amended as follows:
(a)	The following definitions are amended in their entirety to read as follows:

“Agreement means this Credit Agreement as amended by the First Amendment to Credit Agreement.”

“Applicable Rate” means, from time to time, the following percentages per annum with the Eurodollar Rate never being less than 3.50% per annum:

Applicable Rate
Time Period	Eurodollar Rate +	Base Rate +
From Closing Date through October 11, 2008	6.50%	5.50%
From October 11, 2008 through First Amendment Effective Date	7.00%	6.00%
From and after First Amendment Effective Date	9.00%	8.00%

“Base Rate means for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus one-half of one percent (0.5%), (b) the Prime Rate for such day, and (c) the Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one and one-quarter percent (1.25%); provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. (London time) on such day. Any change in the Base Rate due to a change in the Prime Rate, Federal Funds Rate or the Eurodollar Rate shall be effective automatically and without notice to Borrower or any Lender on the effective date of such change in the Prime Rate, Federal Funds Rate or Eurodollar Rate, respectively.”

“Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of New York, or are in fact closed and, if such day relates to any Eurodollar Rate Loan or the calculation of the Eurodollar Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.”

“Consolidated EBITDA means for any period, for the MLP and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (d) the amount of depreciation, depletion and amortization expense deducted in determining such Consolidated Net Income, (e) merger and acquisition costs required to be expensed under FAS 141(R), (f) fees and expenses of the internal investigation and forensic accounting investigation relating to the Misappropriation Transaction and the related restructuring which shall be capped at $1,500,000 for purposes of this definition and (g) other non-cash charges and expenses, including, without limitation, non-cash charges and

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expenses relating to Swap Contracts or resulting from accounting convention changes, of the MLP and its Subsidiaries on a consolidated basis, all determined in accordance with GAAP.”

“Consolidated Interest Charges means, for any period, for the MLP and its Subsidiaries on a consolidated basis, the excess of (I) the sum of (a) all interest, premium payments, fees, charges and related expenses of the MLP and its Subsidiaries in connection with Indebtedness (net of interest rate Swap Contract settlements (including capitalized interest) and net of any write-off of debt issuance costs and prepayment premium of Indebtedness repaid in connection with the initial public offering of the MLP’s common units in November, 2007), in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the MLP and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP over (II) all interest income for such period.”

“Eurodollar Rate means for any Interest Period with respect to any Eurodollar Rate Loan a rate per annum described below:

(a)        the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)       if the rate referenced in the preceding subsection (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.”

“Maturity Date means (a) September 30, 2009 or (b) such earlier date as a result of any acceleration pursuant to Section 8.02(a) or repayment as a result of a refinancing required pursuant to Section 6.21.”

(b)       The following definitions are inserted alphabetically into Section 1.01 of the Term Loan Agreement:

“Available Liquidity means collectively for the MLP, Borrower and their respective Subsidiaries on the last day of each fiscal quarter the sum of (i) their cash and Cash Equivalents on such date, plus (ii) the excess of the Borrowing Base (as defined in the First Lien Credit Agreement) on such date over the Total Outstandings (as defined in the First Lien Credit Agreement) on such date, plus (iii) for the period commencing on the Second Amendment Effective Date (as defined in the First Lien Credit Agreement) and ending on such date, the cumulative amount of excess principal repaid by Borrower on the Indebtedness outstanding under this Agreement over and above the $3,800,000 required to be repaid quarterly pursuant to Section 7.08(b) as a condition precedent to Borrower declaring, making or incurring a liability to make, Quarterly Borrower Distributions to the MLP.”

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“Capital Expenditure by a Person means an expenditure (determined in accordance with GAAP) for any fixed asset owned by such Person for use in the operations of such Person having a useful life of more than one year, or any improvements or additions thereto.”

“First Amendment Effective Date means November 5, 2008.”

“First Amendment to Credit Agreement means that certain First Amendment to Second Lien Senior Term Loan Agreement dated as of October 28, 2008, among the Borrower, Royal Bank of Canada, as Administrative Agent, Collateral Agent and as a Lender, KeyBank National Association, as Syndication Agent and as a Lender, Société Générale, as Documentation Agent and as a Lender, and Amegy Bank National Association, as a Lender.”

“Misappropriation Transaction collectively means the alleged series of unauthorized fund transfers occurring over a multi-year period initiated by the former chairman and chief executive officer (“CEO”) of the Borrower whereby funds of the Borrower or one or more of its Affiliates were transferred to an entity controlled by the former CEO and periodically repaid but in such a manner that the transactions were not timely discovered and over time resulted in the former CEO having allegedly misappropriated and converted to his personal use, an amount estimated to be $10 million.”

“Term Loan Paydown Period means the period beginning on the First Amendment Effective Date and ending on the maturity of the Indebtedness owing under this Agreement.”

1.2       Article I. Article I of the Term Loan Agreement is amended by adding a new Section 1.06 “Assumption Relating to Misappropriation Transaction” to read in its entirety as follows:

“1.06    Assumption Relating to Misappropriation Transaction. The waivers and amendments set forth in the First Amendment to Credit Agreement have been entered into by the Borrower, the Administrative Agent and the Lenders prior to the completion of the Borrower’s internal investigation and forensic accounting investigation relating to the Misappropriation Transaction. The Borrower’s good faith best estimate of the amount of funds misappropriated from Quest Resource Corporation, the MLP, the Borrower or their Subsidiaries prior to entering into the First Amendment to Credit Agreement is $10 million. If after the First Amendment to Credit Agreement becomes effective the Borrower determines (i) that the amount of funds misappropriated exceeds $11 million or (ii) other facts or circumstances concerning the Misappropriation Transaction previously unknown to the Lenders are discovered that result in the Lenders in good faith determining that the facts and circumstances concerning the Misappropriation Transaction assumed to exist at the time the First Amendment to Credit Agreement was entered into were materially erroneous, then in any such instance the waivers and amendments directly relating to the Misappropriation Transaction set forth in the First Amendment to Credit Agreement shall be deemed rescinded and revoked. Notwithstanding such rescission and revocation, neither the Administrative Agent nor any Lender will be authorized to exercise any rights or remedies otherwise available to them as a result of such rescission and revocation until the expiration of the twenty (20) Business Day negotiation period described in the next sentence. The Borrower, the Administrative Agent and the Lenders shall negotiate in good faith for a period of twenty (20) Business Days to replace such rescinded and revoked waivers and amendments with replacement waivers and amendments satisfactory to the Administrative Agent and the Lenders in their sole and absolute discretion. If the Borrower, Administrative Agent and Required Lenders fail to replace such rescinded and revoked waivers

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and amendments at the end of such twenty (20) Business Day period, those waivers and amendments will cease to be of any force or effect and the Lenders shall be entitled to exercise any rights or remedies available to them under any Loan Document as if this Second Amendment to Credit Agreement had not been entered among the parties hereto. Notwithstanding the foregoing, any fees paid pursuant to the First Amendment to Credit Agreement shall be nonrefundable and the Applicable Rate shall be the Eurodollar Rate + 9.0% per annum or the Base Rate + 8.0% per annum.”

1.3       Section 2.04. Section 2.04 of the Term Loan Agreement is amended to read in its entirety as follows:

“2.04    Repayment of Term Loans. Subject to the terms of the Intercreditor Agreement, during the Term Loan Paydown Period the Borrower will repay principal of the Term Loans in quarterly installments of $3,800,000 each, which quarterly installments will be due and payable on the 15th day of each February, May, August and November while the Term Loans are outstanding. All payments under this Section 2.04 shall be made together with accrued interest to the date of such payment on the principal amount repaid and any amounts due under Section 3.05. The unpaid principal balance of the Term Loans will be due and payable on the Maturity Date together with all accrued and unpaid interest and fees.”

1.4       Section 3.03. Section 3.03 of the Term Loan Agreement is amended to read in its entirety as follows:

“3.03    Inability to Determine Rates. If the Administrative Agent (or any Lender) determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks (or such Lender) in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (b) if the Required Lenders (or any Lender) determine and notify the Administrative Agent that the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders (or such Lender) of funding such Eurodollar Rate Loan, then the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the all of the Lenders revoke such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.”

1.5       Section 5.05(a). Section 5.05(a) of the Term Loan Agreement is amended by adding a new clause at the end thereof before the period to read as follows:

“, subject in the case of clauses (i) and (ii) to the effect of the Misappropriation Transaction.”

1.6       Section 5.05(b). Section 5.05(b) of the Term Loan Agreement is amended to read in its entirety as follows:

“(b)      Since December 31, 2007, except for the Misappropriation Transaction and the related fees and expenses associated with the related internal investigation, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.”

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1.7       Section 5.06. Section 5.06 of the Term Loan Agreement is amended by changing the first word thereof from “There” to “there” and by adding a new clause at the beginning thereof to read as follows:

“Except for actions, suits, proceedings, claims and disputes arising out of or related to the Misappropriation Transaction,”

1.8       Section 5.14(c). Section 5.14(c) of the Term Loan Agreement is amended by adding a new clause at the end thereof before the period to read as follows:

“, except to the extent any such proceeds were used improperly in connection with the Misappropriation Transaction.”

1.9       Section 5.15. Section 5.15 of the Term Loan Agreement is amended by changing the first word of the first and second sentences thereof from “All” to “all” and by adding a new clause at the beginning of the first and second sentences to read as follows:

“Other than as affected by the Misappropriation Transaction,”

1.10     Section 5.17. Section 5.17 of the Term Loan Agreement is amended to read in its entirety as follows:

“5.17    Compliance with Laws. Except with respect to Environmental Laws and Laws relating to taxes and employee benefits (which are covered by Sections 5.09, 5.11 and 5.12, respectively), and except as a consequence of or related to the Misappropriation Transaction, neither the Borrower nor any Borrower Affiliate is in violation of any Laws, other than such violations which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Borrower Affiliate has received notice alleging any noncompliance with any Laws, except for (i) such noncompliance which no longer exists, (ii) alleged noncompliance arising out of or related to the Misappropriation Transaction, or (iii) noncompliance which could not reasonably be expected to have a Material Adverse Effect.”

1.11     Section 6.01. Section 6.01 of the Term Loan Agreement is amended by deleting the introductory clause thereof and adding the following in substitution therefor:

“Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and all the Lenders (and the Administrative Agent shall deliver to the Lenders):”

1.12     Section 6.01(a). Section 6.01(a) of the Term Loan Agreement is amended by deleting the language commencing with “audited and accompanied by a report” through the end of such Section and adding the following in substitution therefor:

“audited and accompanied by a report and opinion of UHY LLP or another nationally recognized firm of independent certified public accountants reasonably acceptable to all the Lenders, which report and opinion shall be prepared in accordance with GAAP (except as otherwise noted herein) and shall not be subject to any qualifications or exceptions as to the scope of the audit (except for qualifications, exceptions or restatements arising out of the Misappropriation Transaction) nor to any qualifications and exceptions not reasonably acceptable to all the Lenders; provided with respect to any audit of, and report and opinion from, a firm of independent certified public

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accountants of any restatement of the MLP’s consolidated balance sheet, statement of income and statement of cash flows for fiscal years ending on or before December 31, 2007, such audit, report and opinion may be provided by Eide Bailly LLP, successor by merger to Murrell, Hall, McIntosh & Co., PLLP, UHY LLP or another nationally recognized firm of independent certified public accounts reasonably acceptable to all the Lenders; provided further that the MLP shall deliver or cause to be delivered to the Administrative Agent and Lenders the foregoing audited financial statements for its fiscal year ending December 31, 2008 and shall file or cause to be filed with the Securities Exchange Commission its annual report on Form 10-K or Form 10-KSB for its fiscal year ending December 31, 2008 by no later than June 30, 2009; provided further, that as soon as available, but in any event by March 31, 2009, the Borrower shall deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and all the Lenders, unaudited preliminary internally generated consolidated balance sheets of the MLP and its Subsidiaries for the fiscal year ending December 31, 2008, and the related statements of income and cash flows for such fiscal year, which preliminary internally generated financial statements will be subject to revisions arising out of the audit process as provided above in this Section 6.01(a);”

1.13     Section 6.01(b). Section 6.01(b) of the Term Loan Agreement is amended by deleting the period and adding a new clause at the end thereof after the word “footnotes” to read as follows:

“and to adjustments or restatements arising out of or related to the Misappropriation Transaction; provided subject to the final proviso of this Section delivery of the unaudited balance sheet, statement of income and cash flows of the MLP and its Subsidiaries for the fiscal quarter ending September 30, 2008 may be delayed and not delivered to the Administrative Agent until the first to occur of (i) thirty (30) days after the date of delivery to the special committee of the Borrower’s governing board of a final report detailing the results of the internal investigation and forensic accounting investigation conducted by Andrews Kurth LLP and FTI Consulting into the Misappropriation Transaction which report may contain any recommended remedial measures the Borrower should undertake or advise that prior financial statements should be restated; provided, however, if restated financial statements are prepared as a result of the Misappropriation Transaction, then the Borrower shall deliver to the Administrative Agent its unaudited stand alone balance sheet, statement of income and cash flows of the Borrower for the fiscal quarter ending September 30, 2008 within ten (10) days after such restated financial statements are completed and (ii) June 30, 2009; provided further, notwithstanding the foregoing, as soon as available but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the MLP, the Borrower shall deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and all the Lenders, unaudited preliminary internally generated consolidated balance sheets, statements of income and cash flows of the MLP and its Subsidiaries as of such quarter end, which preliminary internally generated financial statements will be subject to adjustment or restatement as provided above in this Section 6.01(b).”

1.14     Section 6.01. Section 6.01 of the Term Loan Agreement is amended by adding a new Section 6.01(c) and Section 6.01(d) to read in their entirety as follows:

“(c)       within 10 days after the end of each month, delivery of a “check register” type monthly historical cash flow statement for such month and delivery of projected cash flow statements for the six (6) succeeding consecutive months and within 30 days after the end of each month, delivery of a detailed “working cash flow” type monthly historical cash flow statement substantially in the form previously delivered to the Administrative Agent; and

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(d)        within 45 days after the end of each fiscal year, Borrower shall deliver a one year projection/budget for the MLP for the year following such fiscal year.”

1.15     Section 6.02(a). Section 6.02(a) of the Term Loan Agreement is amended by adding a new clause at the end thereof before the period to read as follows:

“; provided, subsequent to the delivery of the financial statements referred to in Sections 6.01(a) and (b), there may be delivered Compliance Certificates corrected to reflect the Misappropriation Transaction which corrected Compliance Certificates may be delivered to the Administrative Agent within thirty (30) days after the date of delivery to the special committee of the Borrower’s governing board a final report detailing the results of the internal investigation and forensic accounting investigation conducted by Andrews Kurth LLP and FTI Consulting into the Misappropriation Transaction which report may contain any recommended remedial measures the Borrower should undertake or advise that prior financial statements should be restated; provided, however, if restated financial statements are prepared as a result of the Misappropriation Transaction, then such corrected Compliance Certificates may be delivered to the Administrative Agent within ten (10) days after such restated financial statements are completed.”

1.16     Section 6.08(a). Section 6.08(a) of the Term Loan Agreement is amended by adding a new clause (ii) thereto to read as follows and designating current clause “(ii)” as clause “(iii)”:

“(ii) the failure to comply therewith arose out of or was related to the Misappropriation Transaction or”

1.17     Section 6.09. Section 6.09 of the Term Loan Agreement is amended by adding a new clause at the end thereof before the period to read as follows:

“; provided with respect to the Misappropriation Transaction the foregoing shall be modified to exclude noncompliance as a result of or related to the Misappropriation Transaction prior to its discovery and such modifications, restatements and revisions as are necessitated to reflect the Misappropriation Transaction after its discovery are permitted.”

1.18     Section 6.21. Section 6.21 of the Term Loan Agreement is amended in its entirety to read as follows:

“6.21    Repayment/Refinance Covenant. (a) Unless by June 30, 2009, the Borrower advises the Administrative Agent in writing that it is engaging the Arranger to arrange the Take-Out Financing, the MLP will by June 30, 2009 either (i) complete a private placement of the MLP’s equity securities or debt, or (ii) engage one or more investment banks reasonably satisfactory to the Arranger to publicly sell or privately place common equity securities or debt of the MLP (either of the foregoing, a “Securities Offering”). Such Securities Offering will be in an amount sufficient to pay, net of all costs and expenses associated with the Securities Offering, the Term Loans in full and such Securities Offering will close and fund prior to August 14, 2009; provided that as long as the Securities Offering is being pursued in good faith and in a diligent manner, the deadline for closing and funding the Securities Offering will be extended but in no event will the deadline be extended beyond the Maturity Date.

(b)       If by June 30, 2009 Borrower does not pursue a Securities Offering in accordance with the terms of Section 6.21(a), then Borrower will engage the Arranger to arrange the Take-Out Financing.”

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1.19     Section 7.02. Section 7.02 of the Credit Agreement is amended by deleting “and” at the end of subsection (j), replacing the period at the end of subsection (k) with “; and”, and by adding a new subsection (l) to read as follows:

“(l)        “Investments constituting Indebtedness of Quest Parent or any Affiliate of Quest Parent, evidenced by a promissory note payable February 27, 2009 that has been pledged to secure the Obligations and is in the possession of the Administrative Agent, but in no event in excess of $3,000,000 in principal amount at any time outstanding.”

1.20     Section 7.08(b). Section 7.08(b) of the Term Loan Agreement is amended to read in its entirety as follows:

“(b)      the Borrower may declare, make or incur a liability to make Quarterly Borrower Distributions to the MLP and payments of Distribution Equivalent Amounts; provided, that (i) at the time each such Quarterly Borrower Distribution is made no Default or Event of Default exists or would result therefrom, (ii) at the time each such Quarterly Borrower Distribution is made no Default (as defined in the First Lien Credit Agreement) or Event of Default (as defined in the First Lien Credit Agreement) exists or would result therefrom, (iii) at the time each such Quarterly Borrower Distribution is made no Borrowing Base Deficiency (as defined in the First Lien Credit Agreement) exists, and (iv) subject to and in compliance with the terms of the Intercreditor Agreement, Borrower shall have paid on the Indebtedness outstanding under this Agreement principal installments of at least $3,800,000 each on the 15th day of each February, May, August and November occurring during the Term Loan Paydown Period; and”

1.21     Section 7.08(c). Section 7.08(c) of the Credit Agreement is amended to read in its entirety as follows:

“(c)      the MLP may declare, make or incur a liability to make payments of Distribution Equivalent Amounts and Quarterly MLP Distributions of Available Cash (as defined in the Partnership Agreement (MLP)) to the extent such Quarterly MLP Distributions in any fiscal quarter do not exceed, in the aggregate, the Available Cash (as defined in the Partnership Agreement (MLP)) for the immediately preceding fiscal quarter and are made in accordance with the Partnership Agreement (MLP); provided, the Quarterly MLP Distribution declared and paid on the MLP’s common units shall not exceed $0.40 per common unit per quarter until the Term Loan is repaid in full; provided further, that at the time each such Quarterly MLP Distribution is made no Default or Event of Default exists or would result therefrom; provided further, that at the time each such Quarterly MLP Distribution is made, the MLP and Borrower warrant and represent to the Lenders that after giving effect to such Quarterly MLP Distribution the MLP and Borrower reasonably expect, based on the information then currently available to the MLP and Borrower to be in compliance with the provisions of the liquidity maintenance covenant set forth in Section 7.16(d) as of the next liquidity maintenance testing date.”

1.22     Section 7.10. Section 7.10 of the Credit Agreement is amended to read in its entirety as follows:

“7.10    Nature of Business; Capital Expenditures; Risk Management. Engage in any line of business other than exploration, production and marketing of Hydrocarbons and related activities nor make or incur Capital Expenditures in excess of $30,000,000 for the Borrower’s 2009 fiscal year. In addition to the foregoing, the MLP may not engage in any business other than the ownership of the Borrower and the operation of the MLP. Without the written approval of the

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Administrative Agent, neither the Borrower nor the MLP may materially change its risk management policy.”

1.23     Section 7.16. Section 7.16 of the Credit Agreement is amended by adding a new subsection (e) thereto to read in its entirety as follows:

“(e)      Liquidity Maintenance. Permit Available Liquidity to be less than $14,000,000 at March 31, 2009 or to be less than $20,000,000 at June 30, 2009.”

1.24     Section 10.01. Section 10.01 of the Credit Agreement is amended by adding a new subsection (f) thereto to read in its entirety as follows:

“(f)      Notwithstanding any provision herein to the contrary, from and after the First Amendment Effective Date no amendment of any provision of this Agreement or any other Loan Document shall be effective unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent.”

Paragraph 2.    Effective Date. This First Amendment shall not become effective until the date (such date, the “First Amendment Effective Date”) the Administrative Agent receives all of the agreements, documents, certificates, instruments, and other items described below:

(a)        this First Amendment, executed by the Borrower, the Guarantors, the Administrative Agent, the Syndication Agent, the Documentation Agent and all of the Lenders;

(b)       from the Borrower and the existing Guarantors, such certificates of secretary, assistant secretary, manager, or general partner, as applicable, as the Administrative Agent may require, certifying (i) resolutions of its board of directors, managers or members (or their equivalent) authorizing the execution and performance of this First Amendment and the other Loan Documents which such Person is executing in connection herewith, (ii) the incumbency and signature of the officer executing such documents, and (iii) no change in such Person’s organizational documents since July 11, 2008;

(c)        payment on the First Amendment Effective Date to the Administrative Agent of a 25 basis point amendment fee calculated on the principal outstanding balance of $45,000,000 on the First Amendment Effective Date which fee will be shared among all Lenders, if this First Amendment is timely approved, in accordance with their respective Pro Rata Shares, which fee once paid will be fully earned and nonrefundable. For example, if the outstanding principal balance of the Term Loans at the time of the approval of the First Amendment is $45 million, the amendment fee would equal $45 million times one-quarter of one percent or $112,500;

(d)       fees and expenses required to be paid pursuant to Paragraph 6 of this First Amendment, to the extent invoiced prior to the First Amendment Effective Date;

(e)        from Andrews Kurth LLP, the law firm retained by the joint special committee of the General Partner, Quest Parent and the general partner of Quest Midstream Partners, L.P. to investigate the Misappropriation Transaction, and/or FTI Consulting, the accounting firm retained by Andrews Kurth LLP to conduct the forensic accounting investigation of the Misappropriation Transaction, a written statement that to the best of their current knowledge the amount of the Misappropriation Transaction does not appear to exceed $10,500,000;

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(f)        evidence that contemporaneously with the execution of this First Amendment the requisite lenders party to that certain Second Amendment to Amended and Restated Credit Agreement with the Borrower have duly executed and delivered such Second Amendment and the Borrower and guarantors party thereto have also duly executed and delivered such Second Amendment;

(g)      evidence that contemporaneously with the execution of this First Amendment the requisite lenders party to that certain Second Amendment to Amended and Restated Credit Agreement with Quest Midstream Partners, L.P. and Bluestem Pipeline, L.P. have duly executed and delivered such Second Amendment and the borrowers and guarantors party thereto have also duly executed and delivered such Second Amendment; and

(h)       such other assurances, certificates, documents and consents as the Administrative Agent may require.

Paragraph 3.	Waivers.

(a)         Insofar as such non-compliance is the direct or indirect consequence of the Misappropriation Transaction, the Lenders hereby waive any non-compliance for all periods ending prior to the First Amendment Effective Date with the following representations and warranties and agree that the Borrower shall not be deemed in Default solely by reason of such non-compliance:

(i)         Section 5.05(a) – Financial Statements – insofar as a result of or related to the Misappropriation Transaction the financial statements previously delivered may not have fairly presented in all material respects the financial condition of the MLP and its Subsidiaries as of the date thereof;

(ii)        Section 5.05(b) – No Material Adverse Effect – insofar as a result of or related to the Misappropriation Transaction (including the costs of the internal investigation related thereto) there may have been an event or circumstance that has or could reasonably be expected to have a Material Adverse Effect;

(iii)       Section 5.06 – Litigation – insofar as actions, suits, proceedings, claims or disputes arising out of or related to the Misappropriation Transaction are pending or threatened or contemplated by or against Borrower or any Borrower Affiliate which could reasonably be expected to have a Material Adverse Effect;

(iv)       Section 5.14(c) – Use of Proceeds – insofar as any proceeds of any Term Loan were used in the Misappropriation Transaction;

(v)        Section 5.15 – Disclosure; No Material Misstatements – insofar as a result of or related to the Misappropriation Transaction any material factual information furnished by or on behalf of the MLP and Borrower was not true and accurate in all material respects or was incomplete by omitting to state any material fact necessary to make such information, in light of the circumstances under which it was made, not misleading, or any estimates or projections were based upon incorrect information or assumptions; and

(vi)       Section 5.17 – Compliance With Laws – insofar as a result of or related to the Misappropriation Transaction the Borrower or any Borrower Affiliate is in violation of any Laws which could reasonably be expected to have a Material Adverse Effect and insofar as a result of or related to the Misappropriation Transaction the Borrower or any Borrower Affiliate has

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received notice alleging any noncompliance with any Laws that could reasonably be expected to have a Material Adverse Effect.

(b)        Insofar as such non-compliance is the direct or indirect consequence of the Misappropriation Transaction, the Lenders hereby waive any non-compliance for all periods ending prior to the First Amendment Effective Date with the following affirmative covenants and agree that the Borrower shall not be deemed in Default solely by reason of such non-compliance:

(i)         Section 6.01(a) – Financial Statements – insofar as a result of or related to the Misappropriation Transaction the audited annual financial statements previously delivered did not fairly present in all material respects the financial condition, results of operations and cash flows of the MLP and its Subsidiaries and may need to be restated;

(ii)        Section 6.01(b) – Financial Statements – insofar as a result of or related to the Misappropriation Transaction the unaudited quarterly financial statements previously delivered did not fairly present in all material respects the financial condition, results of operations and cash flows of the MLP and its Subsidiaries and may need to be restated;

(iii)       Section 6.02(a) – Certificates – insofar as a result of or related to the Misappropriation Transaction previously delivered Compliance Certificates were not accurate and need to be resubmitted;

(iv)       Section 6.03(a) – Notices – insofar as a result of or related to the Misappropriation Transaction a Default or Event of Default occurred and Borrower failed to promptly notify the Administrative Agent of such Default or Event of Default;

(v)        Section 6.03(b) – Notices – insofar as a result of or related to the Misappropriation Transaction a Material Adverse Effect resulted or could reasonably be expected to result;

(vi)       Section 6.03(c) – Notices – insofar as a result of or related to the Misappropriation Transaction any litigation, investigation or proceeding affecting Borrower or any Borrower Affiliate exists in which the amount involved exceeds $1,000,000 or injunctive or other relief is sought which could reasonably be expected to have a Material Adverse Effect;

(vii)     Section 6.03(d) – Notices – insofar as a result of or related to the Misappropriation Transaction any changes that are made to the Borrower’s or the MLP’s internal controls;

(viii)     Section 6.08 – Compliance With Laws – insofar as a result of or related to the Misappropriation Transaction the Borrower failed to comply in all material respects with the requirements of Laws applicable to it or its business or properties and which noncompliance could reasonably be expected to have a Material Adverse Effect;

(ix)       Section 6.09 – Books and Records – insofar as a result of the Misappropriation Transaction the Borrower failed to maintain proper books of record and account (a) in which full, true and correct entries in conformity with GAAP were made and (b) in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it; and

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(x)        Section 6.12 – Use of Proceeds – insofar as a result of the Misappropriation Transaction proceeds of the Term Loans were used for a purpose other than a purpose set forth in Section 6.12.

(c)         Insofar as such non-compliance is the direct or indirect consequence of (i) the Misappropriation Transaction or (ii) as a result of not promptly settling intercompany accounts, the Lenders hereby waive any non-compliance with the following negative covenants and agree that the Borrower shall not be deemed in Default solely by reason of such non-compliance:

(i)         Section 7.02 – Investments – insofar as a result of or related to (A) the Misappropriation Transaction any funds transferred from the Borrower or any Affiliate of the Borrower to an entity controlled by the former CEO of the Borrower would be characterized as a loan, advance or Investment or (B) not promptly settling intercompany accounts any such intercompany accounts would be characterized as a loan, advance or Investment;

(ii)        Section 7.04 – Indebtedness – insofar as a result of or related to (A) the Misappropriation Transaction or (B) not promptly settling intercompany accounts, Indebtedness was created or incurred;

(iii)       Section 7.11 – Transactions with Affiliates – insofar as a result of or related to the Misappropriation Transaction a transfer of property of the Borrower was made to an Affiliate and as a result of not promptly settling intercompany accounts;

(iv)        Section 7.13 – Use of Proceeds – insofar as a result of or related to the Misappropriation Transaction proceeds of the Term Loans were used for a purpose other than a purpose set forth in Section 6.12; and

(v)         Section 7.16(a) – Current Ratio – insofar as a result of or related to the Misappropriation Transaction the Borrower permitted its ratio of the MLP’s consolidated current assets to consolidated liabilities at any fiscal quarter-end to be less than 1.0 to 1.0.

(d)        Insofar as such breach is the direct or indirect consequence of the Misappropriation Transaction, the Lenders hereby waive any breach for all periods ending prior to the First Amendment Effective Date with the following Defaults and/or Events of Default:

(i)         Section 8.01(b) – Specific Covenants – insofar as a result of or related to the Misappropriation Transaction the Borrower failed to observe any term, covenant or agreement contained in Section 6.03(a), Section 6.12, Section 7.02, Section 7.04, Section 7.11, Section 7.13 or Section 7.16(a);

(ii)        Section 8.01(c) – Other Defaults – insofar as a result of or related to the Misappropriation Transaction the Borrower failed to perform or observe any covenant or agreement listed in Paragraph 3(b) or (c) of this First Amendment that is not listed in Paragraph 3(d)(i) of this First Amendment;

(iii)       Section 8.01(d) – Representations and Warranties – insofar as a result of or related to the Misappropriation Transaction any representation or warranty made or deemed made by the Borrower or any other Loan Party was incorrect in any material respect when made or deemed made; and

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(iv)       Section 8.01(e) – Cross-Default – insofar as a result of or related to the Misappropriation Transaction the Borrower or any Borrower Affiliate failed to observe or perform any agreement or condition relating to Indebtedness having an aggregate principal amount of more than $5,000,000, the effect of which default is to cause, or to permit the holder of such Indebtedness to cause with the giving of notice if required, such Indebtedness to be demanded or to become due prior to its stated maturity.

(e)         The foregoing waivers shall not be deemed to be a waiver by the Lenders of any other covenant, condition or obligation on the part of the Borrower under the Term Loan Agreement or any other Loan Document, except as set forth in Paragraph 3 of this First Amendment. In addition, the foregoing waivers shall in no respect evidence any commitment by the Lenders to grant any future consents or waivers of any covenant, condition or obligation on the part of the Borrower under the Term Loan Agreement or any other Loan Document whether related to or arising out of the Misappropriation Transaction or otherwise. Any further waivers or consents must be specifically agreed to in writing in accordance with Section 10.01 of the Term Loan Agreement.

Paragraph 4.    Acknowledgment and Ratification. The Borrower and the Guarantors each (i) consent to the agreements in this First Amendment and (ii) agree and acknowledge that the execution, delivery, and performance of this First Amendment shall in no way release, diminish, impair, reduce, or otherwise affect the respective obligations of the Borrower or any Guarantor under the Loan Documents to which it is a party, which Loan Documents shall remain in full force and effect, as amended and waived hereby, and all rights thereunder are hereby ratified and confirmed.

Paragraph 5.    Representations. The Borrower and the Guarantors each represent and warrant to the Administrative Agent and the Lenders that as of the First Amendment Effective Date and after giving effect to the waivers and amendments set forth in this First Amendment (a) all representations and warranties in the Loan Documents are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, and (b) no Default or Event of Default exists.

Paragraph 6.    Expenses. The Borrower shall pay on demand all reasonable costs, fees, and expenses paid or incurred by the Administrative Agent incident to this First Amendment, including, without limitation, Attorney Costs in connection with the negotiation, preparation, delivery, and execution of this First Amendment and any related documents, filing and recording costs, and the costs of title insurance endorsements, if any.

Paragraph 7.	Miscellaneous.

(a)        This First Amendment is a “Loan Document” referred to in the Term Loan Agreement. The provisions relating to Loan Documents in Article X of the Term Loan Agreement are incorporated in this First Amendment by reference. Unless stated otherwise (i) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (ii) headings and captions may not be construed in interpreting provisions, (iii) this First Amendment will be construed, and its performance enforced, under New York law and applicable federal law, (iv) if any part of this First Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (v) this First Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

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Paragraph 8.  Entire Agreement. This First Amendment represents the final agreement between the parties about the subject matter of this amendment and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Paragraph 9.    Parties. This First Amendment binds and inures to the benefit of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Lenders, and their respective successors and assigns.

Paragraph 10.  Further Assurances. The parties hereto each agree to execute from time to time such further documents as may be necessary to implement the terms of this First Amendment.

Paragraph 11.  Release. As additional consideration for the execution, delivery and performance of this First Amendment by the parties hereto and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this First Amendment, the Borrower warrants and represents to the Administrative Agent, the Collateral Agent and the Lenders that no facts, events, statuses or conditions exist or have existed which, either now or with the passage of time or giving of notice, or both, constitute or will constitute a basis for any claim or cause of action against the Administrative Agent, the Collateral Agent or any Lender or any defense to (i) the payment of Obligations under the Term Notes and/or the Loan Documents, or (ii) the performance of any of its obligations with respect to the Term Notes and/or the Loan Documents. In the event any such facts, events, statuses or conditions exist or have existed, Borrower unconditionally and irrevocably hereby RELEASES, RELINQUISHES and forever DISCHARGES Administrative Agent, the Collateral Agent and the Lenders, as well as their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which Borrower may have against any of them or their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives arising out of or with respect to (a) any right or power to bring any claim for usury or to pursue any cause of action based on any claim of usury, and (b) any and all transactions relating to the Loan Documents occurring prior to the date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of any of them, and their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable Law.

The parties hereto have executed this First Amendment in multiple counterparts to be effective as of the First Amendment Effective Date.

Remainder of Page Intentionally Blank

Signature Pages to Follow.

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            IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the First Amendment Effective Date.

BORROWER:

QUEST CHEROKEE, LLC,
as Borrower

By:	/s/ David Lawler
David Lawler
President

GUARANTORS:

QUEST ENERGY PARTNERS, L.P.,
as a Guarantor

By:	QUEST ENERGY GP, LLC,
Its General Partner

By:	/s/ David Lawler
David Lawler,
President

QUEST CHEROKEE OILFIELD SERVICE, LLC,
as a Guarantor

By:	QUEST CHEROKEE, LLC,
Its Sole Member

By:	/s/ David Lawler
David Lawler,
President

Signature Page 1

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ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent

By:	/s/ Susan Khokher
Name:	Susan Khokher
Title:	Manager, Agency

Signature Page 2

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L/C ISSUER AND LENDER:

ROYAL BANK OF CANADA, as a Lender
and L/C Issuer

By:	/s/ Jason York
Jason York
Authorized Signatory

Signature Page 3

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AGREED TO AS OF THE FIRST

AMENDMENT EFFECTIVE DATE:

KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent and a Lender

By:	/s/ Todd Coker
Name:	Todd Coker
Title:	AVP

Signature Page 4

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SOCIÉTÉ GÉNÉRALE, as Documentation Agent and
a Lender

By:	/s/ Stephen W. Warfel
Name:	Stephen W. Warfel
Title:	Managing Director

Signature Page 5

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AMEGY BANK, N.A., as a Lender

By:	/s/ Stewart Lang
Name:	Stewart Lang
Title:	Vice President

Signature Page 6

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